Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for its

First Quarter Ended December 31, 2022

McLean, VA, February 6, 2023: Gladstone Capital Corporation (Nasdaq: GLAD) (the “Company”) today announced earnings for its first fiscal quarter ended December 31, 2022. Please read the Company’s Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov, and the investors section of the Company’s website at www.GladstoneCapital.com.

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	December 31, 2022	September 30, 2022	Change	% Change
Total investment income	$19,294	$15,939	$3,355	21.0%
Total expenses, net of credits	(10,569)	(8,462)	(2,107)	24.9

Net investment income	8,725	7,477	1,248	16.7
Net investment income per common share	0.25	0.22	0.03	13.6
Cash distribution per common share	0.21	0.2025	0.0075	3.7
Net realized gain (loss)	9,572	(91)	9,663	NM
Net unrealized appreciation	(12,599)	(2,279)	(10,320)	452.8
Net increase in net assets resulting from operations	5,698	5,107	591	11.6
Weighted average yield on interest-bearing investments	12.3%	11.2%	1.1%	9.8
Total invested in new and existing	$13,379	$86,047	$(72,668)	(84.5)
Total repayments and net proceeds	39,183	21,801	17,382	79.7

As of:	December 31, 2022	September 30, 2022	Change	% Change
Total investments, at fair value	$621,739	$649,615	$(27,876)	(4.3)%
Fair value, as a percent of cost	97.0%	99.0%	(2.0)%	(2.0)
Net asset value per common share	$9.06	$9.08	$(0.02)	(0.2)

NM – not meaningful

First Fiscal Quarter 2023 Highlights:

•

Portfolio Activity: Invested $11.0 million in existing portfolio companies primarily through draws on existing delayed draw term loan and line of credit commitments. Received $39.2 million in repayments and net proceeds primarily from successful portfolio company exits.

•	Net Investment Income: Increased 16.7% over last quarter to $8.7 million, or $0.25 per share, driven primarily by higher interest income.

•	Capital Structure: As of the end of the quarter, our debt-to-equity ratio declined to 97.2% and 65% of our debt was at fixed rates.

•

Equity Issuance: Issued 1,079,806 shares of common stock through our at-the-market program at a weighted-average price of $9.93 per share or 110% of net asset value, generating net proceeds of $10.5 million.

•	Credit Facility Availability: Increased the committed facility amount by $20.0 million to $245.0 million and ended the quarter with availability in excess of $110 million.

First Fiscal Quarter 2023 Results:

Total investment income increased by $3.4 million, or 21.0%, for the quarter ending December 31, 2022, compared to prior quarter ending September 30, 2022, primarily due to a $2.8 million increase in interest income. The increase in interest income was driven by increases in both the weighted average yield and weighted average principal balance of our interest-bearing investments.

Total expenses increased by $2.1 million, quarter over quarter, primarily due to a $0.8 million increase in net base management fees driven by lower new deal origination fees and a $0.8 million increase in interest expense quarter over quarter.

Net investment income for the quarter ended December 31, 2022 was $8.7 million, an increase of 16.7%, as compared to the prior quarter, or $0.25 per share, and covered distributions paid of $0.21 by 119%.

The net increase in net assets resulting from operations was $5.7 million, or $0.16 per share, for the quarter ended December 31, 2022, compared to $5.1 million, or $0.15 per share, for the quarter ended September 30, 2022. The current quarter increase was primarily driven by the increase in net investment income.

Subsequent Events: Subsequent to December 31, 2022, the following significant events occurred:

•	Portfolio Activity:

•

In January 2023, we invested $29.0 million in NeoGraf Solutions, LLC (“NeoGraf”) through secured first lien debt and equity. We also extended NeoGraf a $4.5 million line of credit commitment, which was unfunded at close.

•	Distributions Declared: In January 2023, our Board of Directors declared the following monthly distributions to common stockholders for January, February, and March 2023:

Record Date	Payment Date	Distribution per Common Share
January 20, 2023	January 31, 2023	$0.075
February 17, 2023	February 28, 2023	0.075
March 17, 2023	March 31, 2023	0.075

	Total for the Quarter	$0.225

Comments from Gladstone Capital’s President, Bob Marcotte: “While increasing interest rates have lifted our net interest income and supported the recent increase in our distributions, last quarter’s successful realizations and share issuance have bolstered our capital base and positioned us well to capitalize on the continuing demand for private capital to continue to grow our portfolio of senior debt investments in growth oriented lower middle market companies. However, the continued focus on portfolio performance, and maintaining our conservative leverage metrics and underwriting discipline, will be a priority to sustain this earnings momentum and support potential increases to the common distribution rate in the coming quarters.”

Conference Call for Stockholders: The Company will hold its earnings release conference call on Tuesday, February 7, 2023, at 8:30 a.m. Eastern Time. Please call (866) 424-3437 to enter the conference call. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through February 14, 2023. To hear the replay, please dial (877) 660-6853 and use playback conference number 13734659. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the investors section of the Company’s website.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly-traded business development company that invests in debt and equity securities, consisting primarily of secured first and second lien term loans to lower middle market businesses in the United States. Information on the business activities of Gladstone Capital and the other publicly-traded Gladstone funds can be found at www.GladstoneCompanies.com.

To obtain a paper copy of the Company’s most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the quarter ended December 31, 2022, including the notes to the consolidated financial statements contained therein.

Investor Relations Inquiries: Please visit www.gladstonecompanies.com or +1-703-287-5893.

Forward-looking Statements:

The statements in this press release about future growth and shareholder returns are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties in predicting future results and conditions. Although these statements are based on our current plans that are believed to be reasonable as of the date of this press release, a number of factors could cause actual results and conditions to differ materially from these forward-looking statements, including those factors described from time to time in our filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or otherwise, except as required by law.